UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. __)

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PCSB FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)
______________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 28, 2018

Dear Fellow Stockholder:

Our Annual Meeting of Stockholders will be held on Wednesday, October 24, 2018.  You should have already received a copy of our Proxy Statement dated September 20, 2018.  At the Meeting, Stockholders will be asked to vote to elect three directors, approve the PCSB Financial Corporation 2018 Equity Incentive Plan (the "Equity Incentive Plan") (Proposal 2) and ratify the appointment of our independent registered public accounting firm for the 2019 fiscal year (Proposal 3).

Your vote is very important – If you have not already voted, please do so today.  The Board of Directors unanimously recommends that you vote "FOR ALL" of the nominees for director and "FOR" Proposals 2 and 3.  Please note that, in the case of Proposal 2, a failure to vote has the same effect as a vote against the proposal.

Directors will be elected by a plurality of the votes cast.  The affirmative vote of at least a majority of the votes cast will be required to ratify the appointment of the independent registered public accounting firm.  Finally, in contrast to a statement set forth in the Proxy Statement, please be advised that the affirmative vote of the holders of a majority of the shares outstanding and entitled to vote will be required to approve the Equity Incentive Plan.  Accordingly, broker non-votes and abstentions will have the same effect as a vote against the Equity Incentive Plan.

Stockholders may vote in any of the ways set forth in the enclosed proxy card.  If you have any questions on how to vote your shares, please contact Laurel Hill Advisory Group, LLC at 1-(888) 742-1305.

Thank you for your prompt attention to this important matter.

Sincerely,

                                                                                       Joseph D. Roberto
Chairman, President and Chief Executive Officer